Exhibit 99
THIRD AMENDMENT TO CREDIT AGREEMENT
     THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated effective as of December 8, 2009 by and among PANHANDLE OIL AND GAS INC., formerly named Panhandle Royalty Company, an Oklahoma corporation (referred to herein as the “Borrower”) and BANK OF OKLAHOMA, N.A., a national banking association (“Bank”).
W I T N E S S E T H:
     WHEREAS, Borrower and Bank are parties to that certain Credit Agreement dated effective October 31, 2006 as amended by that certain First Amendment to Credit Agreement dated as of January 22, 2008 (referred to herein as the “Credit Agreement”) whereby Borrower executed, among other things, that certain restated revolving promissory note dated as of January 22, 2008 in the amount of, not in excess of, $50,000,000.00 (the “Revolving Note”) evidencing Borrower’s revolving line of credit;
     WHEREAS, Borrower and Bank amended the Credit Agreement for the second time (the “Second Amendment”) on February 3, 2009 in order to, among other things not specifically set forth in this recital, extend the maturity date of the Revolving Note;
     WHEREAS, a scrivener’s error was corrected by virtue of a letter amendment dated as of February 23, 2009 (the “Letter Amendment”; the Credit Agreement as amended by the First Amendment, the Second Amendment and the Letter Amendment is referred to herein as the “Agreement”);
     WHEREAS, the indebtedness described in the Agreement is currently evidenced by that certain Amended and Restated Promissory Note dated as of February 3, 2009 in the amount of $50,000,000.00 (the “Note”);
     WHEREAS, all capitalized terms not otherwise defined herein shall have those meanings assigned to such terms in the Agreement;
     WHEREAS, Borrower and Bank desire to amend the Agreement for the third time in order to, among other things not specifically set forth in this recital, extend the maturity date of the Note; and
     NOW, THEREFORE, in consideration of the foregoing and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     A. CHANGES TO THE LOAN AGREEMENT
     Borrower and Bank have agreed to modify, supplement and amend certain portions and/or terms of the Agreement. The Agreement is hereby amended as follows:
     1. The definition for the term “Revolving Maturity Date” set forth in Section 1.1 of the Agreement, Definitions, is hereby amended and restated as follows:

(71)

     “Revolving Maturity Date” shall mean October 31, 2012 or as such date may be extended from time to time with the consent of Bank.
     2. To evidence a continuing obligation to repay the Revolving Note, the Borrower shall execute and deliver to the Bank a Restated Revolving Note dated as of the date hereof, in the form of Annex 1 hereto attached (the “Restated Note”).
     B. REPRESENTATIONS AND WARRANTIES
     Borrower hereby represents and warrants to Bank that:
     1. This Amendment does, and the Note and other Loan Documents executed in connection herewith will, upon their creation, issuance, execution and delivery, constitute valid and binding obligations of Borrower, enforceable in accordance with their respective terms (except that enforcement may be subject to applicable principles of equity and the effect of any applicable bankruptcy, insolvency, or similar debtor relief laws now or hereafter in effect and relating to or affecting the enforcement of creditors’ rights generally).
     2. All balance sheets, income statements and other financial data which have been or are hereafter furnished to Bank by the Borrower to induce Bank to make or extend the loans hereunder due, and as to subsequent financial statements will, fairly represent Borrower’s financial condition as of the dates for which the same are furnished. All such financial statements, reports, papers and other data furnished to Bank are and will be, when furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give Bank a true and accurate knowledge of the subject matter and, since the date of such financial statements, no material adverse change has occurred in the operations or condition, financial or otherwise, of Borrower.
     3. None of the Oil and Gas Properties are subject to any mortgage, deed of trust, pledge, title retention lien or any other lien, encumbrance, grant or security interest except as may have been previously disclosed in writing to Bank and approved by Bank and except for Permitted Liens.
     4. All of the Borrower’s other representations and warranties set forth in Section 8 of the Agreement, Representations and Warranties, are true and correct on and as of the date hereof with the same effect as though made and repeated by Borrower as of the date hereof.
     C. CONDITIONS
     Bank’s obligations pursuant to this Amendment are subject to the following conditions:
     1. The Bank and Borrower shall have executed and delivered this Amendment.
     2. The Borrower shall have executed and delivered the Restated Note.
     3. Borrower shall have executed and delivered Security Instruments necessary to attach a Lien on those Oil and Gas Properties described on Annex 2 attached hereto.

(72)

     4. Guarantor shall have executed the “Joinder” attached hereto.
     5. Borrower shall have executed and delivered to Bank any amendments to the other Loan Documents (other than the Agreement) requested by Bank.
     6. Borrower shall have paid Bank a Commitment Fee in the amount of $10,000.00 for the extension of the Revolving Maturity Date.
     7. The Borrower’s representations and warranties set forth in Section B hereof shall be true and correct in all material respects on and as of the date hereof.
     8. Borrower shall have satisfied all conditions set forth in the Agreement.
     9. As of the date hereof, no Event of Default nor any event which, with the giving of notice or lapse of time, would constitute an Event of Default shall have occurred and be continuing.
     D. OTHER COVENANTS AND MISCELLANEOUS TERMS
     1. This provision shall serve as notice pursuant to Section 4(b) of the Agreement that from the date hereof through the next redetermination pursuant to said Section 4(b), the Borrowing Base shall be $35,000,000.00.
     2. Except as expressly amended and supplemented hereby, the Agreement shall remain unchanged and in full force and effect, and the same is hereby ratified and extended.
     3. The Borrower hereby agrees to pay all reasonable attorney fees and legal expenses incurred by Bank in preparation, execution and implementation of this Amendment and other Loan Documents executed in connection therewith.
     4. This Amendment shall be construed in accordance with and governed by the laws of the State of Oklahoma, and shall be binding on and inure to the benefit of the Borrower and Bank, and their respective successors and assigns. All obligations of the Borrower under the Agreement and all rights of Bank and any other holder of the Notes, whether expressed herein or in any Note, shall be in addition to and not in limitation of those provided by applicable law. Borrower irrevocably agrees that, subject to Bank’s sole election, all suits or proceedings arising from or related to the Agreement, as amended, or the Note may be litigated in courts (whether State or Federal) sitting in Oklahoma City, Oklahoma, and the Borrower hereby irrevocably waives any objection to such jurisdiction and venue.
     5. This Amendment may be executed in as many counterparts as are deemed necessary or convenient, and it shall not be necessary for the signature of more than any one party to appear on any single counterpart. Each counterpart shall be deemed an original, but all shall be construed together as one and the same instrument. The failure of any party to sign shall not affect or limit the liability of any party executing any such counterpart.

(73)

     Executed effective the 8th day of December, 2009.
BORROWER:

PANHANDLE OIL AND GAS INC., formerly named Panhandle Royalty Company, an Oklahoma corporation

By:	Michael C. Coffman
Title:	President, CEO
BANK:

BANK OF OKLAHOMA, N.A., a national banking association

By:	Lindsay Sherrer
Title:	Vice President

(74)

JOINDER OF GUARANTOR
     WOOD OIL COMPANY, an Oklahoma corporation, guarantor of the obligations of PANHANDLE OIL AND GAS INC., formerly named Panhandle Royalty Company, an Oklahoma corporation (“Borrower”), under that certain Credit Agreement dated October 31, 2006, as amended from time to time and most recently by that certain Third Amendment to Credit Agreement of even date herewith (the “Credit Agreement”), between Borrower and Bank of Oklahoma, N.A. (the “Bank”), hereby consents and agrees to the Third Amendment to Credit Agreement made and delivered on or about this date between Borrower and Bank which includes an extension of the maturity date of the Restated Note described therein. Guarantor further certifies and agrees that the Guaranty Agreement executed in conjunction with the Credit Agreement continues in full force and effect.
     Executed effective as of the 8th day of December, 2009.

WOOD OIL COMPANY,
an Oklahoma corporation

By:	Michael C. Coffman
Title:	President, CEO

(75)

ANNEX 1
RESTATED REVOLVING NOTE

$50,000,000.00	Oklahoma City, Oklahoma
December 8, 2009
     FOR VALUE RECEIVED, the undersigned PANHANDLE OIL AND GAS INC., an Oklahoma corporation, (hereinafter referred to herein as the “Borrower”) hereby unconditionally promises to pay to the order of BANK OF OKLAHOMA, N.A. (the “Bank”) at the offices of BANK OF OKLAHOMA, N.A. (the “Bank”) in Oklahoma City, Oklahoma, the principal sum of FIFTY MILLION and No/100 DOLLARS ($50,000,000.00) or so much thereof as shall be advanced under the provisions of the Credit Agreement (as defined herein), in lawful money of the United States of America together with interest from the date hereof until paid at the rates specified in the Credit Agreement. All payments of principal and interest due hereunder are payable at any office of Bank capable of accepting loan payments, or at such other location as Bank shall designate in writing to Borrower.
     The principal and all accrued interest on this Revolving Note (“Note”) shall be due and payable in accordance with the terms and provisions of the Credit Agreement (defined below).
     This Note is executed pursuant to that certain Credit Agreement dated as of October 31, 2006 as amended from time to time and most recently by that certain Third Amendment to Credit Agreement of even date herewith between Borrower and Bank (the “Credit Agreement”), and is the Revolving Note referred to therein. Reference is made to the Credit Agreement and the Loan Documents (as that term is defined in the Credit Agreement) for a statement of prepayment, rights and obligations of Borrower, for a statement of the terms and conditions under which the due date of this Note may be accelerated and for statements regarding other matters affecting this Note (including without limitation the obligations of the holder hereof to advance funds hereunder, principal and interest payment due dates, voluntary and mandatory prepayments, exercise of rights and remedies, payment of attorneys’ fees, court costs and other costs of collection and certain waivers by Borrower and others now or hereafter obligated for payment of any sums due hereunder). Upon the occurrence of an Event of Default, as that term is defined in the Credit Agreement and Loan Documents, and after the expiration of any cure period as set forth in the Credit Agreement, the holder hereof (i) may declare forthwith to be entirely and immediately due and payable the principal balance hereof and the interest accrued hereon, and (ii) shall have all rights and remedies of the Bank under the Credit Agreement and Loan Documents. This Note may be prepaid in accordance with the terms and provisions of the Credit Agreement.
     Regardless of any provision contained in this Note, the holder hereof shall never be entitled to receive, collect or apply, as interest on this Note, any amount in excess of the Maximum Rate (as such term is defined in the Credit Agreement), and, if the holder hereof ever receives, collects, or applies as interest, any such amount which would be excessive interest, it shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the indebtedness evidenced hereby is paid in full, any remaining excess shall forthwith be paid to

(76)

Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, Borrower and the holder hereof shall, to the maximum extent permitted under applicable law (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of the obligations evidenced by this Note and/or referred to in the Credit Agreement so that the interest rate is uniform throughout the entire term of this Note; provided that, if this Note is paid and performed in full prior to the end of the full contemplated term thereof; and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the holder hereof shall refund to Borrower the amount of such excess or credit the amount of such excess against the indebtedness evidenced hereby, and, in such event, the holder hereof shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate.
     If any payment of principal or interest on this Note shall become due on a day other than a Business Day (as such term is defined in the Credit Agreement), such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.
     If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Borrower agree to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys’ fees.
     Borrower and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, notice of intention to accelerate the maturity, protest, notice of protest and nonpayment, as to this Note and as to each and all installments hereof, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes.
     This Note shall be governed by and construed in accordance with the applicable laws of the United States of America and the laws of the State of Oklahoma.
     THIS WRITTEN NOTE, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     The purpose and intent of this Restated Revolving Note is to extend the maturity date of that certain Restated Revolving Note dated as of February 3, 2009 (the “Former Note”). It is expressly not the intent hereof to pay off any of the outstanding indebtedness evidenced by the Former Note.

(77)

     EXECUTED as of the date and year first above written.

PANHANDLE OIL AND GAS INC.,
an Oklahoma corporation

By:	Michael C. Coffman
Title:	President, CEO

(78)